NEWS RELEASE

FOR IMMEDIATE RELEASE

October 30, 2013

CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FISCAL YEAR 2013 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the fiscal year ended September 30, 2013.  Detailed results will be available in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, which will be filed with the Securities and Exchange Commission (“SEC”) on or about November 29, 2013 and posted on our website, http://ir.capfed.com.  For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for fiscal year 2013 include:

•	net income of $69.3 million,
•	basic and diluted earnings per average share outstanding of $0.48,
•	net interest margin of 1.97%,
•	growth in loans receivable, net, of $350.8 million, or 6.3%,
•	paid dividends of $146.8 million, and
•	declared a special year-end dividend of $0.18 per share.

Comparison of Operating Results for the Years Ended September 30, 2013 and 2012

For fiscal year 2013, the Company recognized net income of $69.3 million, compared to net income of $74.5 million for fiscal year 2012.  The $5.2 million, or 6.9%, decrease in net income was due primarily to a decrease in net interest income and an increase in non-interest expense, partially offset by a decrease in income tax expense and provision for credit losses.  The net interest margin decreased four basis points, from 2.01% for the prior fiscal year to 1.97% for the current fiscal year.  Decreases in the cost of funds and a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans mitigated the decrease in the net interest margin, but were not enough to fully offset the impact of decreasing asset yields.

Interest and Dividend Income

The weighted average yield on total interest-earning assets decreased 26 basis points from the prior fiscal year to 3.31% for the current fiscal year and the average balance of interest-earning assets decreased $165.7 million from the prior fiscal year.  The decrease in the weighted average balance between the two periods was primarily in the lower yielding investment securities and mortgage-backed securities (“MBS”) portfolios, while the average balance of the loan portfolio increased between the two periods.

The following table presents the components of interest and dividend income for the years presented, along with the change measured in dollars and percent.  The decrease in interest income on MBS and loans receivable was due primarily to a decrease in the weighted average yield of each portfolio, while the decrease in interest income on investment securities was due primarily to a decrease in the average balance of the portfolio.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$228,455	$236,225	$(7,770)	(3.3)%
MBS	55,424	71,156	(15,732)	(22.1)
Investment securities	10,012	15,944	(5,932)	(37.2)
Capital stock of Federal Home Loan Bank (“FHLB”)	4,515	4,446	69	1.6
Cash and cash equivalents	148	280	(132)	(47.1)
Total interest and dividend income	$298,554	$328,051	$(29,497)	(9.0)%

The average yield on the loans receivable portfolio decreased 51 basis points, from 4.49% for the prior fiscal year to 3.98% for the current fiscal year.  The decrease in the weighted average yield was due to the continued downward repricing of the existing portfolio resulting primarily from endorsements and refinances, as well as to the origination and purchase of loans at rates less than the weighted average rate of the existing portfolio.  The decrease in interest income on loans receivable resulting from the decrease in the average yield was partially offset by a  $481.4 million increase in the average balance of the portfolio, which was primarily a result of loan purchases between periods.

The average yield on the MBS portfolio decreased 44 basis points, from 2.91% during the prior fiscal year to 2.47% for the current fiscal year.  The decrease in the average yield was due primarily to maturities and principal repayments of higher yielding securities in the portfolio, with proceeds being reinvested into higher yielding loans or purchases of MBS with yields less than the average yield on the existing portfolio.  The maturities and repayments also resulted in the average balance of the MBS portfolio decreasing $198.0 million between the two periods.

The decrease in interest income on investment securities was due primarily to a $400.7 million decrease in the average balance of the portfolio, part of which was related to securities held at the holding company level.  The cash flows from calls and maturities of investment securities that were not reinvested into the portfolio were used largely to fund loan growth,  pay dividends to stockholders, and repurchase stock.

Interest Expense

The weighted average rate paid on total interest-bearing liabilities decreased 32 basis points from the prior fiscal year to 1.61% for the current fiscal year, and the average balance of interest-bearing liabilities increased $49.2 million from the prior fiscal year.  The increase in the average balance of interest-bearing liabilities was largely in lower rate deposit products while the average balance of certificates of deposit decreased between the two periods.

The following table presents the components of interest expense for the years presented, along with the change measured in dollars and percent.  The decrease in interest expense on FHLB borrowings and deposits was due primarily to a decrease in the weighted average rate paid on the portfolios, while the decrease in interest expense on repurchase agreements was due primarily to a decrease in the average balance between the two years.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$70,816	$82,044	$(11,228)	(13.7)%
Deposits	36,816	46,170	(9,354)	(20.3)
Repurchase agreements	12,762	14,956	(2,194)	(14.7)
Total interest expense	$120,394	$143,170	$(22,776)	(15.9)%

The weighted average rate paid on the FHLB  borrowings portfolio decreased 51 basis points, from 3.28% for the prior fiscal year to 2.77% for the current fiscal year.  The decrease in the average rate paid was due largely to the renewal of maturing advances during the two periods to lower rates.

The weighted average rate paid on the deposit portfolio decreased 22 basis points, from 1.02% for the prior fiscal year to 0.80% for the current fiscal year.  The decrease in the weighted average rate paid on the deposit portfolio was due largely to a decrease in the weighted average rate paid on the certificate of deposit and money market portfolios.  The weighted average rate paid on the certificate of deposit portfolio decreased 27 basis points, from 1.60% for the prior fiscal year to 1.33% for the current fiscal year.  The weighted average rate paid on the money market portfolio decreased 11 basis points, from 0.32% for the prior fiscal year to 0.21% for the current fiscal year.

The decrease in interest expense on repurchase agreements was due primarily to a  $49.9 million decrease in the average balance between periods.  The decrease in the average balance was due to the maturity of $145.0 million of agreements during the current year, some of which were replaced with FHLB borrowings.  Decreases in the average balance resulting from maturities during the current year were partially offset by a new $100.0 million agreement during the current quarter, which replaced $100.0 million that was outstanding on the FHLB line of credit at June 30, 2013.

Provision for Credit Losses

Capitol Federal Savings Bank (the “Bank”) recorded a negative provision for credit losses during the current fiscal year of $1.1 million, compared to a $2.0 million provision for credit losses for the prior fiscal year.  The negative provision in the current fiscal year reflects the decrease in our net charge-offs from the prior year, specifically related to our bulk purchased loan portfolio where the majority of our charge-offs occurred in recent years, coupled with a  decline in the historical loss balances utilized in the formula analysis model as older, larger losses roll off.  The decrease in net charge-offs from the prior year was due to a stabilization and/or increase in property values, specifically in some of the states where we have purchased loans, along with a decrease in the number of bulk purchased loans going 180 days delinquent, which is generally when a loan is evaluated for loss.  Net charge-offs during the current fiscal year were $1.2 million, of which $381 thousand related to loans that were primarily discharged in a prior fiscal year under Chapter 7 bankruptcy that must be, pursuant to regulatory guidance issued in 2012, evaluated for collateral value loss, even if they are current.  Net charge-offs during the prior fiscal year were $6.4 million, of which $3.5 million was related to the implementation of a new loan charge-off policy during January 2012 in accordance with the Office of the Comptroller of the Currency (“OCC”) Call Report requirements.  The OCC Call Report requirements do not permit the use of specific valuation allowances (“SVAs”), which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.

Non-Interest Income

The following table presents the components of non-interest income for the years presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$15,342	$15,915	$(573)	(3.6)%
Insurance commissions	2,925	2,772	153	5.5
Loan fees	1,727	2,113	(386)	(18.3)
BOLI	1,483	1,478	5	0.3
Other non-interest income	1,812	1,955	(143)	(7.3)
Total non-interest income	$23,289	$24,233	$(944)	(3.9)%

The decrease in retail fees and charges was primarily a result of changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act that reduced debit card interchange fees and established limits to fees for overdrafts of debit card transactions.  The decrease in loan fees was due primarily to a decrease in servicing fees received from sold loans as a result of a decrease in our sold loan portfolio.

Non-Interest Expense

The following table presents the components of non-interest expense for the years presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$49,152	$44,235	$4,917	11.1%
Occupancy	9,871	8,751	1,120	12.8
Information technology and communications	8,855	7,583	1,272	16.8
Regulatory and outside services	5,874	5,291	583	11.0
Deposit and loan transaction costs	5,547	5,381	166	3.1
Advertising and promotional	5,027	3,931	1,096	27.9
Federal insurance premium	4,462	4,444	18	0.4
Other non-interest expense	8,159	11,459	(3,300)	(28.8)
Total non-interest expense	$96,947	$91,075	$5,872	6.4%

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated Employee Stock Ownership Plan (“ESOP”) shares related to the $0.52 True Blue® dividend paid in December 2012, stock option and restricted stock grants in May 2012 and September 2012, and an increase in payroll expense resulting from internal promotions and salary increases.  The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure.  The increase in occupancy expense was due largely to an increase in depreciation expense associated with the remodeling of our home office.  The increase in advertising and promotional expense was due primarily to an increase in media campaigns that were delayed until the current fiscal year.  The increase in regulatory and outside services was due largely to the timing of fees paid for our external audit and an increase in fees associated with tax preparation services and professional services.  The decrease in other non-interest expenses was due primarily to a decrease in other real estate owned (“OREO”) operations expense and to a recovery of valuation allowance expense on the mortgage-servicing rights asset compared to an impairment expense in the prior year. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

We currently anticipate salaries and employee benefits expense will decrease by an estimated $7.7 million in fiscal year 2014 compared to fiscal year 2013 due to ESOP related expenses.  This decrease in ESOP related expenses is primarily because the final allocation of ESOP shares acquired in our initial public offering in March 1999 was made on September 30, 2013.  In fiscal year 2014, the only ESOP shares to be allocated will be the shares acquired in the Company’s corporate reorganization in December 2010.  As ESOP shares are committed to be allocated to participant accounts, the Company records ESOP compensation expense based on the average market price of the Company’s stock during the quarter.  This reduction in the number of ESOP shares allocated to participant accounts is anticipated to reduce ESOP compensation expense by approximately $4.7 million in fiscal year 2014 compared to fiscal year 2013.  Fiscal year 2013 also included $3.0 million of additional compensation expense as a result of dividends paid on unallocated ESOP shares, which was primarily a result of the $0.52 True Blue® dividend paid in December 2012.  Additionally, advertising and promotion expense is expected to be at a lower level in fiscal year 2014 compared to fiscal year 2013 as fiscal year 2013 included expenses for media campaigns that were delayed from fiscal year 2012.  The anticipated decrease in salaries and employee benefit expense and advertising and promotional expense is expected to be partially offset by an increase in payroll expense due to annual salary increases, along with an increase in information technology and communications expense due to continued upgrades to our information technology infrastructure.

Income Tax Expense

Income tax expense was $36.2 million for the current fiscal year compared to $41.5 million for the prior fiscal year.  The $5.3 million decrease between periods was due largely to a decrease in pretax income.  The effective tax rate for the current fiscal year was 34.3% compared to 35.8% for the prior fiscal year.  The current year rate is lower than the prior year rate due primarily to higher deductible expenses associated with the ESOP in the current year, along with higher tax credits related to our low income housing partnerships.  Additionally, pre-tax income is lower than the prior year, due primarily to the items outlined in the non-interest expense section of the “Comparison of Operating Results for the Years Ended September 30, 2013 and 2012” discussion above, which results in all items impacting the income tax rate having a larger impact on the overall effective tax rate than in fiscal year 2012.

Comparison of Operating Results for the Quarters Ended September 30, 2013 and June 30, 2013

Net income decreased $1.9 million, or 10.7%, from $18.0 million for the quarter ended June 30, 2013 to $16.1 million for the quarter ended September 30, 2013.  The decrease in net income was due primarily to an increase in non-interest expenses.  The net interest margin was 1.96% for both the current and prior quarter.

Interest and Dividend Income

The weighted average yield on total interest-earning assets decreased four basis points from the prior quarter to 3.22% for the current quarter, and the average balance of interest-earning assets decreased $95.9 million between the two periods.  The decrease in the weighted average balance between the two periods was primarily in the securities portfolio.

The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.  The decrease in interest income on MBS and investment securities was due primarily to decreases in the average balance of the portfolios.  The decrease in interest income on loans receivable was due primarily to a decrease in the weighted average yield of the portfolio, partially offset by an increase in the average balance of the portfolio.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2013	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,425	$56,627	$(202)	(0.4)%
MBS	12,376	13,419	(1,043)	(7.8)
Investment securities	2,251	2,439	(188)	(7.7)
Capital stock of FHLB	1,131	1,151	(20)	(1.7)
Cash and cash equivalents	40	39	1	2.6
Total interest and dividend income	$72,223	$73,675	$(1,452)	(2.0)%

The decrease in interest income on loans receivable was due primarily to a 10 basis point decrease in the weighted average yield of the portfolio to 3.83% for the current quarter, partially offset by a $117.1 million increase in the average balance of the portfolio.  The decrease in the weighted average yield was due to the continued downward repricing of the existing portfolio resulting primarily from endorsements, refinances, and adjustable-rate loans, as well as to the origination and purchase of loans at rates less than the weighted average rate of the existing portfolio.

The decrease in interest income on MBS and investment securities was due primarily to decreases in the average balance of the portfolios.  Cash flows from the portfolios not reinvested were primarily invested into the higher yielding loan portfolio.

Interest Expense

The weighted average rate paid on total interest-bearing liabilities decreased three basis points from the prior quarter to 1.52% for the current quarter, and the average balance of interest-bearing liabilities decreased $106.5 million between the two periods.  The decrease in the average balance of interest-bearing liabilities between the two periods was in FHLB borrowings and the deposit portfolio, primarily certificates of deposit,  partially offset by an increase in the average balance of repurchase agreements.

The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.  The decrease in interest expense on FHLB borrowings and deposits was due largely to a decrease in the weighted average rate paid on the portfolios.  The increase in interest expense on repurchase agreements was due to an increase in the average balance of the portfolio, largely offset by a decrease in the weighted average rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2013	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,902	$17,377	$(475)	(2.7)%
Deposits	8,614	9,009	(395)	(4.4)
Repurchase agreements	2,901	2,885	16	0.6
Total interest expense	$28,417	$29,271	$(854)	(2.9)%

The weighted average rate paid on the FHLB borrowings portfolio decreased two basis points, from 2.66% for the prior quarter to 2.64% for the current quarter.  The decrease in the weighted average rate paid on FHLB borrowings was primarily a result of activity that occurred during the prior quarter.  During the prior quarter, $225.0 million of FHLB advances matured and were replaced with lower rate borrowings.

The weighted average rate paid on the deposit portfolio decreased three basis points, from 0.78% for the prior quarter to 0.75% for the current quarter.  The decrease in the weighted average rate paid on the deposit portfolio was due to a decrease in the weighted average rate paid on the certificate of deposit portfolio.  The weighted average rate paid on the certificate of deposit portfolio decreased seven basis points, from 1.31% for the prior quarter to 1.24% for the current quarter.

Provision for Credit Losses

The Bank recorded a negative provision for credit losses during the current quarter of $500 thousand compared to a negative provision for credit losses of $800 thousand during the prior quarter.    The negative provisions in both quarters were the result of continued improvement in the performance of our loan portfolio compared to previous years.  During the current quarter, the Bank recorded net recoveries of  $83 thousand compared to net charge-offs of $33 thousand in the prior quarter.  The negative provision in the current quarter was slightly less than the prior quarter reflecting an increase in delinquent loan balances between periods.  The ratio of 30 to 89 day delinquent loans to total loans receivable, net increased slightly between periods, from 0.36% at June 30, 2013 to 0.46% at September 30, 2013.  The majority of 30 to 89 day delinquent loans are included in the formula analysis model.  The ratio of non-performing loans to total loans receivable, net decreased between periods, from 0.46% at June 30, 2013 to 0.44% at September 30, 2013.  At September 30, 2013, approximately 36% of non-performing loans were included in the formula analysis model, while the remaining 64% were individually evaluated for loss.

Non-Interest Income

The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2013	2013	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,973	$3,856	$117	3.0%
Insurance commissions	588	787	(199)	(25.3)
Loan fees	415	427	(12)	(2.8)
Income from bank-owned life insurance (“BOLI”)	363	377	(14)	(3.7)
Other non-interest income	417	374	43	11.5
Total non-interest income	$5,756	$5,821	$(65)	(1.1)%

The decrease in insurance commissions from the prior quarter was largely due to annual commissions received from certain insurance providers during the prior quarter.

Non-Interest Expense

The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2013	2013	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,679	$12,137	$542	4.5%
Occupancy	2,735	2,427	308	12.7
Information technology and communications	2,132	2,293	(161)	(7.0)
Regulatory and outside services	1,439	1,391	48	3.5
Deposit and loan transaction costs	1,340	1,286	54	4.2
Advertising and promotional	1,805	1,186	619	52.2
Federal insurance premium	1,125	1,107	18	1.6
Other non-interest expense	2,132	1,775	357	20.1
Total non-interest expense	$25,387	$23,602	$1,785	7.6%

The increase in advertising and promotional expense was due primarily to the timing of media campaigns.  The increase in salaries and employee benefits was due largely to annual salary increases.  The increase in other non-interest expense was due primarily to an increase in office supplies expense, largely a result of timing, and a lower recovery of valuation allowance expense on the mortgage-servicing rights asset, partially offset by a decrease in OREO operations expense.    The increase in occupancy expense was due largely to an increase in furniture and fixtures expense, as well as to an increase in utilities.

Income Tax Expense

Income tax expense was $8.6 million for the current quarter compared to $9.4 million for the prior quarter.  The $820 thousand decrease between periods was due primarily to a decrease in pretax income.  The effective income tax rate for the current quarter was 34.9% compared to 34.4% for the prior quarter.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2013	2013	2013	2012
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,425	$56,627	$228,455	$236,225
MBS	12,376	13,419	55,424	71,156
Investment securities	2,251	2,439	10,012	15,944
Capital stock of FHLB	1,131	1,151	4,515	4,446
Cash and cash equivalents	40	39	148	280
Total interest and dividend income	72,223	73,675	298,554	328,051

INTEREST EXPENSE:
FHLB borrowings	16,902	17,377	70,816	82,044
Deposits	8,614	9,009	36,816	46,170
Repurchase agreements	2,901	2,885	12,762	14,956
Total interest expense	28,417	29,271	120,394	143,170

NET INTEREST INCOME	43,806	44,404	178,160	184,881

PROVISION FOR CREDIT LOSSES	(500)	(800)	(1,067)	2,040
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	44,306	45,204	179,227	182,841

NON-INTEREST INCOME:
Retail fees and charges	3,973	3,856	15,342	15,915
Insurance commissions	588	787	2,925	2,772
Loan fees	415	427	1,727	2,113
BOLI	363	377	1,483	1,478
Other non-interest income	417	374	1,812	1,955
Total non-interest income	5,756	5,821	23,289	24,233

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,679	12,137	49,152	44,235
Occupancy	2,735	2,427	9,871	8,751
Information technology and communications	2,132	2,293	8,855	7,583
Regulatory and outside services	1,439	1,391	5,874	5,291
Deposit and loan transaction costs	1,340	1,286	5,547	5,381
Advertising and promotional	1,805	1,186	5,027	3,931
Federal insurance premium	1,125	1,107	4,462	4,444
Other non-interest expense	2,132	1,775	8,159	11,459
Total non-interest expense	25,387	23,602	96,947	91,075
INCOME BEFORE INCOME TAX EXPENSE	24,675	27,423	105,569	115,999
INCOME TAX EXPENSE	8,608	9,428	36,229	41,486
NET INCOME	$16,067	$17,995	$69,340	$74,513

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods noted.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2013	2013	2013	2012
	(Dollars in thousands, except per share amounts)
Net income	$16,067	$17,995	$69,340	$74,513
Income allocated to participating securities	(44)	(50)	(205)	(69)
Net income available to common stockholders	16,023	17,945	69,135	74,444

Average common shares outstanding	142,440,679	142,985,022	144,638,458	157,704,473
Average committed ESOP shares outstanding	415,494	277,512	208,698	208,505
Total basic average common shares outstanding	142,856,173	143,262,534	144,847,156	157,912,978

Effect of dilutive stock options	2,079	790	853	3,422

Total diluted average common shares outstanding	142,858,252	143,263,324	144,848,009	157,916,400

Net earnings per share:
Basic	$0.11	$0.13	$0.48	$0.47
Diluted	$0.11	$0.13	$0.48	$0.47

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	2,417,129	2,444,932	2,430,629	1,308,925

Financial Condition as of September 30, 2013

Total assets decreased $191.9 million, from $9.38 billion at September 30, 2012 to $9.19 billion at September 30, 2013, due primarily to a $506.8 million decrease in the securities portfolio, partially offset by a $350.8 million increase in the loan portfolio.  Of the $506.8 million decrease in the securities portfolio, $60.0 million related to securities at the holding company level, the proceeds from which were used to pay dividends to stockholders and repurchase stock.  The remaining cash flows from the securities portfolio which were not reinvested were used, in part, to fund loan growth.  The net increase in the loan portfolio was due primarily to originations and correspondent one- to four-family loan purchases outpacing principal repayments between periods.  As of September 30, 2013, the Bank had 26 active correspondent lending relationships operating in 23 states.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans.  As of August 2013, the unemployment rate was 5.9% for Kansas and 7.2% for Missouri, compared to the national average of 7.3% based on information from the Bureau of Economic Analysis.  The unemployment rate remains lower in our market areas, relative to the national average, due to diversified industries within our market areas, primarily in the Kansas City metropolitan statistical area.  Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, has an average household income of approximately $80 thousand per annum, based on 2013 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau.  The average household income in our combined market areas is approximately $69 thousand per annum, with 91% of the population at or above the poverty level, also based on the 2013 estimates from the American Community Survey.  The Federal Housing Finance Agency price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike other market areas of the United States, which indicates relative stability historically in property values in our local market areas.

As a portfolio lender focused on delivering outstanding customer service while acquiring quality assets, the ability of our borrowers to repay has always been paramount in our business model. Although we continue to evaluate the “qualified mortgage” rules issued by the Consumer Financial Protection Bureau, we currently anticipate that the impact to our overall book of business will generally be minimal.

The following table presents delinquent and non-performing loans, OREO, allowance for credit losses (“ACL”) and related ratios as of the dates shown.

	September 30, 2013	June 30, 2013	September 30, 2012
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$27,550	$20,581	$23,270

Loans 90 or more days delinquent or in foreclosure	19,489	18,479	19,450
Nonaccrual loans less than 90 days delinquent (1)	6,954	7,920	12,374
Total non-performing loans	26,443	26,399	31,824
OREO	3,882	5,499	8,047
Total non-performing assets	30,325	31,898	39,871

ACL balance	8,822	9,239	11,100

30 to 89 days delinquent loans to total loans, net	0.46%	0.36%	0.41%
Non-performing loans to total loans, net	0.44%	0.46%	0.57%
Non-performing assets to total assets	0.33%	0.35%	0.43%
ACL as a percentage of total loans, net	0.15%	0.16%	0.20%
ACL as a percentage of total non-performing loans	33.36%	35.00%	34.88%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At September 30, 2013, June 30, 2013, and September 30, 2012, this amount was comprised of $1.1 million, $1.1 million, and $1.2 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $5.9 million, $6.8 million, and $11.2 million, respectively, of loans that were current.

The balance of loans 30 to 89 days delinquent increased $4.3 million from $23.3 million at September 30, 2012 to $27.6 million at September 30, 2013.  The increase was primarily in the originated one- to four-family loan category.  At September 30, 2013, originated one- to four-family loans 30 to 89 days delinquent had a loan-to-value (“LTV”) of 69% at the time of origination.  Additionally, these loans are located in Kansas and Missouri which have not experienced significant fluctuations in home prices over the past 10 years.

Total liabilities decreased $17.5 million,  from $7.57 billion at September 30, 2012, to $7.55 billion at September 30, 2013 due primarily to a $45.0 million decrease in repurchase agreements, a $16.8 million decrease in FHLB borrowings, and a $12.9 million decrease in accounts payable and accrued expenses, partially offset by a $60.8 million increase in deposits between period ends.  The decrease in repurchase agreements and FHLB borrowings between periods was due primarily to maturities not being replaced in their entirety.  The increase in the deposit portfolio was due primarily to a $49.4 million increase in the checking portfolio, a $22.2 million increase in the savings portfolio, and a $17.6 million increase in the money market portfolio, partially offset by a $28.5 million decrease in the certificate of deposit portfolio.  The decrease in the certificate of deposit portfolio was due to a decrease in retail deposits, partially offset by an increase in wholesale deposits, specifically public unit deposits.  The decrease in the retail certificate of deposit portfolio was due primarily to certificates with terms of 36 months or less, while the balance of certificates with terms greater than 36 months generally increased.

Stockholders’ equity decreased $174.3 million, from $1.81 billion at September 30, 2012 to $1.63 billion at September 30, 2013.  The decrease was due primarily to the payment of $146.8 million of dividends and the repurchase of $89.4 million of stock, partially offset by net income of $69.3 million.    Additionally, accumulated other comprehensive income (“AOCI”) decreased $16.9 million from September 30, 2012 to September 30, 2013 due to a decrease in unrealized gains on available-for-sale (“AFS”) securities as a result of an increase in market yields.

The $146.8 million of dividends paid during the current fiscal year consisted of a $0.52 per share,  or $76.5 million, True Blue® dividend, an $0.18 per share, or $26.6 million, special year-end dividend related to fiscal year 2012 earnings per the Company’s dividend policy, and four regular quarterly dividends of $0.075 per share each quarter,  totaling $0.30 per share, or $43.7 million.  On October 18, 2013, the Company declared a regular quarterly cash dividend of $0.075 per share, or approximately $10.8 million, payable on November 15, 2013 to stockholders of record as of the close of business on November 1, 2013.  On October 30, 2013, the Company declared a special year-end dividend of $0.18 per share, or approximately $25.8 million, payable on December 6, 2013 to stockholders of record as of the close of business on November 22, 2013.  The $0.18 per share special year-end dividend was determined by taking the difference between total earnings for fiscal year 2013 and total regular quarterly dividends paid during fiscal year 2013, divided by the number of shares outstanding as of October 29, 2013.  The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2013.  For fiscal year 2014, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.  The payout is expected to be in the form of regular quarterly cash dividends of $0.075 per share, totaling $0.30 for the year, and a special year-end cash dividend equal to fiscal year 2014 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2014.  It is anticipated that the fiscal year 2014 special year-end cash dividend will be paid in December 2014.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.    At September 30, 2013, Capitol Federal Financial, Inc., at the holding company level, had $207.0 million on deposit at the Bank.

The Company completed its $193.0 million repurchase plan during the second quarter of fiscal year 2013, having repurchased 16,360,654 shares at an average price of $11.80 per share under the plan.  Upon completion of the aforementioned plan, the Company began repurchasing stock under a new $175.0 million plan approved by the Board of Directors in November 2012.  As of September 30, 2013,  3,826,644 shares had been repurchased under the new plan at an average price of $11.85 per share, at a total cost of $45.4 million, leaving $129.6 million available for repurchase under the new plan.  There were no shares repurchased subsequent to September 30, 2013 through the date of this release.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2013	2013	2012
	(Dollars in thousands)
Stockholders’ equity	$1,632,126	$1,624,502	$1,806,458
Equity to total assets at end of period	17.8%	17.6%	19.3%

The following table presents a reconciliation of total and net shares outstanding as of September 30, 2013.

Total shares outstanding	147,840,268
Less unallocated ESOP shares and unvested restricted stock	(4,846,509)
Net shares outstanding	142,993,759

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of September 30, 2013, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at September 30, 2013 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	“Well-Capitalized”
	Ratios	Status
Tier 1 leverage ratio	14.8%	5.0%
Tier 1 risk-based capital	35.6%	6.0%
Total risk-based capital	35.9%	10.0%

A reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital amounts as of September 30, 2013 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,370,426
Unrealized gains on AFS securities	(7,267)
Other	(56)
Total Tier 1 capital	1,363,103
ACL	8,822
Total risk-based capital	$1,371,925

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 30,	September 30,
	2013	2012
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $99,735 and $127,544)	$113,886	$141,705
Securities:
AFS at estimated fair value (amortized cost of $1,058,283 and $1,367,925)	1,069,967	1,406,844
Held-to-maturity at amortized cost (estimated fair value of $1,741,846 and $1,969,899)	1,718,023	1,887,947
Loans receivable, net (of ACL of $8,822 and $11,100)	5,958,868	5,608,083
BOLI	59,495	58,012
Capital stock of FHLB, at cost	128,530	132,971
Accrued interest receivable	23,596	26,092
Premises and equipment, net	70,112	57,766
OREO	3,882	8,047
Other assets	40,090	50,837
TOTAL ASSETS	$9,186,449	$9,378,304

LIABILITIES:
Deposits	$4,611,446	$4,550,643
Borrowings from FHLB, net	2,513,538	2,530,322
Repurchase agreements	320,000	365,000
Advance payments by borrowers for taxes and insurance	57,392	55,642
Income taxes payable	108	918
Deferred income tax liabilities, net	20,437	25,042
Accounts payable and accrued expenses	31,402	44,279
Total liabilities	7,554,323	7,571,846

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized;
147,840,268 and 155,379,739 shares issued and outstanding
as of September 30, 2013 and September 30, 2012, respectively	1,478	1,554
Additional paid-in capital	1,235,781	1,292,122
Unearned compensation, ESOP	(44,603)	(47,575)
Retained earnings	432,203	536,150
AOCI, net of tax	7,267	24,207
Total stockholders’ equity	1,632,126	1,806,458
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,186,449	$9,378,304

Capitol Federal Financial, Inc. is the holding company for the Bank.  The Bank has 46 branch locations in Kansas and Missouri.  The Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by Capitol Federal Financial, Inc. with the SEC.  Actual results may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.   The weighted average rate of the loan portfolio decreased 33 basis points from September 30, 2012, to 3.82% at September 30, 2013, due primarily to the endorsement and refinance of loans at current market rates, as well as to the origination and purchase of loans between periods with rates less than the average rate of the existing portfolio.  When we purchase a one- to four- family loan from a correspondent lender, we pay a premium of 0.50% to 1.0% of the loan balance and we pay 1.0% of the loan balance to purchase the servicing of the loan.  These amounts are included in “Premiums/deferred costs” in the following table.

	September 30, 2013			June 30, 2013			September 30, 2012
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One-to four-family	$5,743,047	3.77%	95.5%	$5,587,622	3.82%	95.7%	$5,392,429	4.10%	95.5%
Multi-family and commercial	50,358	5.22	0.9	37,834	5.71	0.6	48,623	5.64	0.9
Construction	77,743	3.63	1.3	73,746	3.81	1.3	52,254	4.08	0.9
Total real estate loans	5,871,148	3.78	97.7	5,699,202	3.83	97.6	5,493,306	4.11	97.3

Consumer Loans:
Home equity	135,028	5.26	2.2	134,919	5.31	2.3	149,321	5.42	2.6
Other	5,623	4.41	0.1	5,740	4.50	0.1	6,529	4.77	0.1
Total consumer loans	140,651	5.23	2.3	140,659	5.28	2.4	155,850	5.39	2.7
Total loans receivable	6,011,799	3.82%	100.0%	5,839,861	3.86%	100.0%	5,649,156	4.15%	100.0%

Less:
Undisbursed loan funds	42,807			34,675			22,874
ACL	8,822			9,239			11,100
Discounts/unearned loan fees	23,057			22,282			21,468
Premiums/deferred costs	(21,755)			(18,955)			(14,369)
Total loans receivable, net	$5,958,868			$5,792,620			$5,608,083

The following table presents, for our portfolio of one- to four-family loans, the amount,  percentage of total, weighted average credit score, weighted average LTV ratio, and the average balance per loan at the dates presented.  Credit scores are updated at least semiannually, with the last update in September 2013,  obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal or broker price opinion.  In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2013					September 30, 2012
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)					(Dollars in thousands)
Originated	$4,054,436	70.6%	763	65%	$127	$4,032,581	74.8%	763	65%	$124
Correspondent purchased	1,044,127	18.2	761	67	341	575,502	10.7	761	65	326
Bulk purchased	644,484	11.2	747	67	316	784,346	14.5	749	67	316
	$5,743,047	100.0%	761	65%	$155	$5,392,429	100.0%	761	65%	$147

Correspondent purchased loans increased $468.6 million, or 81.4%, from September 30, 2012 to $1.04 billion at September 30, 2013.  Of the $1.04 billion of one- to four-family correspondent purchased loans at September 30, 2013, $767.9 million are serviced by the Bank and the remaining $276.2 million are serviced by our mortgage sub-servicer.  The sub-servicer has experience servicing loans in the market areas in which we purchase loans and services the loans according to the Bank’s servicing standards, which is intended to allow the Bank greater control over servicing and help maintain a standard of loan performance.

The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds,  ACL, discounts/unearned loan fees, and premiums/deferred costs.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are, however, included in the ending loan portfolio balance and rate.  During the quarter and year ended September 30, 2013, the Bank endorsed $16.7 million and $487.0 million, respectively, of one- to four-family loans, reducing the average rate on those loans by 129 and 112 basis points, respectively.

	For the Three Months Ended
	September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,839,861	3.86%	$5,763,055	3.94%	$5,687,893	4.04%	$5,649,156	4.15%
Originated and refinanced:
Fixed	217,328	3.70	182,177	3.35	179,828	3.26	209,873	3.26
Adjustable	44,090	3.75	31,713	3.87	22,676	3.94	39,964	3.58
Purchased and Participations:
Fixed	167,490	3.61	132,391	3.36	119,334	3.22	88,763	3.45
Adjustable	41,479	2.75	23,499	2.77	19,145	2.64	21,434	2.70
Repayments	(297,318)		(292,110)		(262,865)		(318,332)
Principal (charge-offs) recoveries, net	83		(33)		(405)		(856)
Other(1)	(1,214)		(831)		(2,551)		(2,109)
Ending balance	$6,011,799	3.82%	$5,839,861	3.86%	$5,763,055	3.94%	$5,687,893	4.04%

	For the Year Ended
	September 30, 2013		September 30, 2012
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,649,156	4.15%	$5,195,876	4.69%
Originated and refinanced:
Fixed	789,206	3.40	692,151	3.69
Adjustable	138,443	3.76	191,795	3.60
Purchased and Participations:
Fixed	507,978	3.43	201,471	3.87
Adjustable	105,557	2.72	442,817	2.68
Repayments	(1,170,625)		(1,060,324)
Principal (charge-offs), net	(1,211)		(6,012)
Other(1)	(6,705)		(8,618)
Ending balance	$6,011,799	3.82%	$5,649,156	4.15%

(1)	“Other” consists of transfers to OREO and endorsement fees advanced. Starting in June 2012, the Bank no longer advanced endorsement fees.

Loan Commitments

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of September 30, 2013, along with associated weighted average rates.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee.  A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate:
<4.00%	$16,008	$18,671	$18,236	$52,915	3.41%
>=4.00%	--	49,933	--	49,933	4.38
	16,008	68,604	18,236	102,848	3.88

Correspondent:
<4.00%	18,508	10,371	40,528	69,407	3.34
>=4.00%	--	61,866	--	61,866	4.47
	18,508	72,237	40,528	131,273	3.87

Total:
<4.00%	34,516	29,042	58,764	122,322	3.37
>=4.00%	--	111,799	--	111,799	4.43
	$34,516	$140,841	$58,764	$234,121	3.88%
Rate	3.40%	4.27%	3.19%

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2013			September 30, 2013
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$101,582	3.01%	21.5%	$405,229	2.86%	26.3%
> 15 years	258,735	3.84	55.0	860,520	3.62	55.8
Multi-family and commercial real estate	22,890	4.20	4.9	27,237	4.34	1.8
Home equity	1,358	6.36	0.3	3,179	6.18	0.2
Other	253	9.40	0.1	1,019	8.97	0.1
Total fixed-rate	384,818	3.66	81.8	1,297,184	3.41	84.2

Adjustable-Rate:
One- to four-family:
<= 36 months	1,948	2.61	0.4	6,560	2.32	0.4
> 36 months	64,122	2.85	13.6	162,572	2.75	10.5
Multi-family and commercial real estate	--	--	0.0	4,770	3.40	0.3
Home equity	19,174	4.71	4.1	68,660	4.73	4.5
Other	325	2.85	0.1	1,438	3.02	0.1
Total adjustable-rate	85,569	3.26	18.2	244,000	3.31	15.8

Total originated, refinanced and purchased	$470,387	3.59%	100.0%	$1,541,184	3.39%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$147,600	3.53%		$484,238	3.38%
Participations - commercial real estate	19,890	4.25		23,740	4.37
Total fixed-rate purchased/participations	167,490	3.61		507,978	3.43

Adjustable-Rate:
Correspondent - one- to four-family	41,479	2.75		100,787	2.69
Participations - commercial real estate	--	--		4,770	3.40
Total adjustable-rate purchased/participations	41,479	2.75		105,557	2.72
Total purchased/participation loans	$208,969	3.44%		$613,535	3.31%

There was a change in the composition of loans we originated, refinanced, and purchased during the current quarter compared to the June 30, 2013 quarter.  During the current quarter, there was an increase in adjustable-rate loan activity, primarily in one- to four family adjustable-rate mortgages that have a term to first reset of greater than 36 months at origination.  This change in loan activity composition decreased the impact increasing mortgage rates had on the average rate of the new loans added to our loan portfolio during the current quarter.

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Year Ended
	September 30, 2013			September 30, 2013
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$189,876	77%	767	$551,265	77%	765
Refinanced by Bank customers	47,432	68	771	298,591	67	768
Correspondent purchased	189,079	72	763	585,025	70	765
	$426,387	74%	766	$1,434,881	72%	765

The following table presents one- to four-family loan originations and correspondent purchases for the top 12 states based on year-to-date volume along with percent of total and associated weighted average rates for the periods indicated.

	For the Three Months Ended			For the Year Ended
	September 30, 2013			September 30, 2013
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$224,572	52.7%	3.60%	$801,338	55.8%	3.33%
Missouri	118,845	27.9	3.42	357,501	24.9	3.26
Texas	23,260	5.5	3.40	101,365	7.1	3.31
Tennessee	18,639	4.4	3.15	54,911	3.8	3.24
Oklahoma	9,140	2.1	3.34	37,273	2.6	3.30
Alabama	13,767	3.2	3.22	35,383	2.5	3.17
North Carolina	5,341	1.3	3.47	12,401	0.9	3.41
Nebraska	2,742	0.6	3.27	7,232	0.5	3.46
Massachusetts	2,989	0.7	3.32	5,592	0.4	3.12
Maine	1,874	0.4	3.45	4,194	0.3	3.33
Colorado	144	--	3.20	4,019	0.3	3.23
Louisiana	1,532	0.4	3.57	3,181	0.2	3.40
Other states	3,542	0.8	3.32	10,491	0.7	3.32
	$426,387	100.0%	3.49%	$1,434,881	100.0%	3.30%

The following table presents the annualized prepayment speeds of our one- to four-family loan portfolio for the monthly and quarterly periods indicated.  The balances represent the unpaid principal balance of one- to four-family loans, and the terms represent the contractual terms for our fixed-rate loans, and current terms to repricing for our adjustable-rate loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

	September 30, 2013
		Monthly Prepayment		Quarterly Prepayment
		Speeds (annualized)		Speeds (annualized)
	Unpaid	Including	Excluding	Including	Excluding
Term	Principal	Endorsements	Endorsements	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,177,340	10.57%	10.26%	13.12%	12.72%
More than 15 years	3,504,297	9.56	8.89	13.58	12.05
	4,681,637	9.82	9.23	13.46	12.22

Adjustable-rate one-to four-family loans:
36 months or less	795,690	22.54	21.44	23.67	22.49
More than 36 months	332,330	12.90	12.90	16.17	16.17
	1,128,020	19.70	18.93	21.46	20.63
Total one-to four-family loans	$5,809,657	11.73%	11.12%	15.01%	13.85%

	June 30, 2013
		Monthly Prepayment		Quarterly Prepayment
		Speeds (annualized)		Speeds (annualized)
	Unpaid	Including	Excluding	Including	Excluding
Term	Principal	Endorsements	Endorsements	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,140,826	18.34%	15.44%	19.90%	15.62%
More than 15 years	3,374,276	19.64	14.48	23.34	14.12
	4,515,102	19.31	14.72	22.47	14.50

Adjustable-rate one-to four-family loans:
36 months or less	832,300	23.30	21.83	20.48	18.48
More than 36 months	295,013	28.68	24.29	17.91	14.98
	1,127,313	24.71	22.47	19.80	17.57
Total one-to four-family loans	$5,642,415	20.39%	16.27%	21.94%	15.11%

Asset Quality

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO at the dates indicated.  Non-performing loans are loans that are 90 or more days delinquent or in foreclosure and nonaccrual loans less than 90 days delinquent but are required to be reported as nonaccrual pursuant to OCC reporting requirements.

	Loans Delinquent for 30 to 89 Days at:
	September 30,		June 30,		March 31,		December 31,		September 30,
	2013		2013		2013		2012		2012
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	164	$18,225	137	$12,838	124	$13,718	156	$15,182	142	$14,178
Correspondent purchased	5	709	4	704	5	1,054	2	243	3	770
Bulk purchased	37	7,733	28	6,012	42	9,190	35	6,622	39	7,695
Consumer Loans:
Home equity	45	848	40	869	40	719	42	966	28	521
Other	13	35	13	158	14	104	10	188	16	106
	264	$27,550	222	$20,581	225	$24,785	245	$23,201	228	$23,270
30 to 89 days delinquent loans
to total loans receivable, net		0.46%		0.36%		0.43%		0.41%		0.41%

	Non-Performing Loans and OREO at:
	September 30,		June 30,		March 31,		December 31,		September 30,
	2013		2013		2013		2012		2012
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	101	$8,579	91	$8,017	85	$7,687	83	$7,395	86	$7,885
Correspondent purchased	5	812	4	609	4	642	6	815	5	722
Bulk purchased	34	9,608	37	9,535	40	9,408	43	10,378	43	10,447
Consumer Loans:
Home equity	29	485	21	295	22	393	21	357	19	369
Other	4	5	7	23	5	26	14	76	4	27
	173	19,489	160	18,479	156	18,156	167	19,021	157	19,450
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	57	5,833	62	7,578	61	6,893	66	7,246	77	8,815
Correspondent purchased	2	740	--	--	1	433	3	657	4	686
Bulk purchased	2	280	2	168	4	711	7	1,450	10	2,405
Consumer Loans:
Home equity	6	101	8	174	7	150	17	342	22	456
Other	--	--	--	--	--	--	1	11	1	12
	67	6,954	72	7,920	73	8,187	94	9,706	114	12,374
Total non-performing loans	240	26,443	232	26,399	229	26,343	261	28,727	271	31,824

Non-performing loans as a percentage of total loans(2)		0.44%		0.46%		0.46%		0.51%		0.57%

OREO:
One- to four-family:
Originated(3)	28	2,074	34	3,283	51	4,219	51	3,639	59	5,374
Correspondent purchased	2	71	3	269	2	173	--	--	1	92
Bulk purchased	4	380	4	581	5	830	7	1,188	6	1,172
Consumer Loans:
Home equity	2	57	3	66	4	60	2	32	1	9
Other(4)	1	1,300	1	1,300	1	1,400	1	1,400	1	1,400
	37	3,882	45	5,499	63	6,682	61	6,259	68	8,047
Total non-performing assets	277	$30,325	277	$31,898	292	$33,025	322	$34,986	339	$39,871

Non-performing assets as a percentage of total assets		0.33%		0.35%		0.35%		0.38%		0.43%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At September 30, 2013,  June 30, 2013,  March 31, 2013,  December 31, 2012 and September 30, 2012,  this amount was comprised of $1.1 million,  $1.1 million,  $975 thousand, $1.8 million, and $1.2 million,  respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $5.9 million,  $6.8 million,  $7.2 million, $7.9 million, and $11.2 million,  respectively, of loans that were current.

(2)

Excluding loans required to be reported as nonaccrual by the OCC regardless of delinquency status, non-performing loans as a percentage of total loans were 0.33%,  0.32%,  0.32%, 0.34%, and 0.35% at September 30, 2013,  June 30, 2013,  March 31, 2013,  December 31, 2012 and September 30, 2012, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.
(4)	Other represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the ACL activity and related ratios at the dates and for the periods indicated.    Of the $1.2 million of net charge-offs during the fiscal year ended September 30, 2013,  $381 thousand were due to loans that were primarily discharged in a prior fiscal year under Chapter 7 bankruptcy that must be, pursuant to OCC regulatory guidance issued in 2012,  evaluated for collateral value loss, even if they are current.    In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter and are reflected in the year ended September 30, 2012 activity below.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact as the amounts were expensed in previous periods.

	For the Three Months Ended			For the Year Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$9,239	$10,072	$11,777	$11,100	$15,465
Charge-offs:
One- to four-family loans - originated	74	60	78	624	804
One- to four-family loans - correspondent purchased	--	--	--	13	88
One- to four-family loans - bulk purchased	76	--	534	761	5,186
Multi-family and commercial loans	--	--	--	--	--
Construction	--	--	--	--	--
Home equity	13	111	84	252	330
Other consumer loans	--	--	3	7	27
Total charge-offs	163	171	699	1,657	6,435
Recoveries:
One- to four-family loans - originated	1	13	14	14	14
One- to four-family loans - correspondent purchased	--	--	2	--	2
One- to four-family loans - bulk purchased	238	118	2	398	8
Multi-family and commercial loans	--	--	--	--	--
Construction	--	--	--	--	--
Home equity	7	7	4	33	6
Other consumer loans	--	--	--	1	--
Recoveries	246	138	22	446	30
Net charge-offs (recoveries)	(83)	33	677	1,211	6,405
Provision for credit losses	(500)	(800)	--	(1,067)	2,040
Balance at end of period	$8,822	$9,239	$11,100	$8,822	$11,100

Ratio of net charge-offs (recoveries) during the period
to average loans outstanding during the period	--%	--%	0.01%	0.02%	0.12%
Ratio of net charge-offs (recoveries) during the period
to average non-performing assets	(0.27)	0.10	1.79	3.45	16.49
ACL to non-performing loans at end of period	33.36	35.00	34.88	33.36	34.88
ACL to loans receivable, net at end of period	0.15	0.16	0.20	0.15	0.20
ACL to net charge-offs				7.3x	1.7x	(1)

(1)

Excluding the $3.5 million of SVAs that were charged off during the March 31, 2012 quarter as a result of the implementation of the charge-off policy, ACL to net charge-offs would have been 3.8x for fiscal year 2012.

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government-sponsored enterprises (“GSEs”).  Included in the $907.4 million of fixed-rate GSE debentures at September 30, 2012 was $60.0 million of securities held at the holding company level.   The holding company’s securities matured during the December 31, 2012 quarter.  Overall, fixed-rate securities comprised 78% of these portfolios at September 30, 2013.  The weighted average life (“WAL”) is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.  Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2013			June 30, 2013			September 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,427,648	2.44%	3.5	$1,527,402	2.40%	3.2	$1,505,480	2.85%	3.1
GSE debentures	709,118	1.04	2.8	774,171	1.05	3.2	907,386	1.14	0.8
Municipal bonds	35,587	3.02	1.5	40,476	2.92	1.6	47,769	2.94	2.0
Total fixed-rate securities	2,172,353	1.99	3.3	2,342,049	1.96	3.2	2,460,635	2.22	2.2

Adjustable-rate securities:
MBS	601,359	2.32	4.9	630,602	2.37	4.5	792,325	2.65	5.8
Trust preferred securities	2,594	1.51	23.7	2,607	1.53	24.0	2,912	1.65	24.7
Total adjustable-rate securities	603,953	2.31	4.9	633,209	2.37	4.6	795,237	2.64	5.9
Total securities portfolio	$2,776,306	2.06%	3.7	$2,975,258	2.05%	3.5	$3,255,872	2.33%	3.1

MBS:  The following tables provide a summary of the activity in our portfolio of MBS for the periods presented.  The weighted average yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The beginning and ending WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds have been applied.  MBS purchased during the year ended September 30, 2013 were generally comprised of loans with contractual terms-to-maturity of 15 years or less to help mitigate exposure to rising interest rates.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,179,539	2.39%	3.6	$2,358,095	2.45%	3.6	$2,324,187	2.61%	3.7	$2,332,942	2.78%	4.0
Maturities and repayments	(149,555)			(171,699)			(187,308)			(194,769)
Net amortization of premiums/(discounts)	(1,688)			(2,049)			(2,124)			(2,124)
Purchases:
Fixed	--	--	--	--	--	--	227,310	1.24	4.0	192,962	1.23	3.9
Adjustable	22,246	1.80	5.1	--	--	--	--	--	--	--	--	--
Change in valuation on AFS securities	(2,834)			(4,808)			(3,970)			(4,824)
Ending balance - carrying value	$2,047,708	2.40%	3.9	$2,179,539	2.39%	3.6	$2,358,095	2.45%	3.6	$2,324,187	2.61%	3.7

	For the Year Ended
	September 30, 2013			September 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,332,942	2.78%	4.0	$2,412,076	3.26%	5.3
Maturities and repayments	(703,331)			(623,197)
Net amortization of premiums/(discounts)	(7,985)			(6,557)
Purchases:
Fixed	420,272	1.24	3.9	481,489	1.93	4.4
Adjustable	22,246	1.80	5.1	75,754	1.84	5.7
Change in valuation on AFS securities	(16,436)			(6,623)
Ending balance - carrying value	$2,047,708	2.40%	3.9	$2,332,942	2.78%	4.0

The following table presents the annualized prepayment speeds of our MBS portfolio for the monthly and quarterly periods ended September 30, 2013, along with associated net premium/(discount) information, weighted average rates for the portfolio, and weighted average remaining contractual terms (in years) for the portfolio.  The annualized prepayment speeds are based on actual prepayment activity.  Prepayments impact the amortization/accretion of premiums/discounts on our MBS portfolio.  As prepayments increase, the related premiums/discounts are amortized/accreted at a faster rate.  The amortization of premiums decreases interest income while the accretion of discounts increases interest income.  The balances in the following table represent the amortized cost of MBS, and the terms represent the contractual terms for our fixed-rate MBS and current terms to repricing for our adjustable-rate MBS.

	September 30, 2013
		Prepayment		Net
	Amortized	Speed (annualized)		Premium/
Term	Cost	Monthly	Quarterly	(Discount)
	(Dollars in thousands)
Fixed-rate MBS:
15 years or less	$1,333,633	11.80%	14.56%	$16,763
More than 15 years	94,015	14.33	21.67	867
	1,427,648	11.97	15.03	17,630
Rate	3.70%
Remaining contractual term (years)	10.9

Adjustable-rate MBS:
36 months or less	$522,160	15.36%	21.95%	$926
More than 36 months	79,199	2.36	9.17	1,444
	601,359	13.65	20.27	2,370
Rate	3.01%
Remaining contractual term (years)	24.0

Total MBS	$2,029,007	12.47%	16.58%	$20,000
Rate	3.50%
Remaining contractual term (years)	14.8

Investment Securities:  The following tables provide a summary of the activity of investment securities for the periods presented.  The weighted average yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented.  The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.    Of the $408.7 million of fixed-rate investment securities purchased during fiscal year 2013,  $408.5 million were callable.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$807,399	1.14%	3.2	$841,127	1.14%	2.3	$837,433	1.20%	1.7	$961,849	1.23%	1.0
Maturities and calls	(69,838)			(50,864)			(171,009)			(327,323)
Net amortization of premiums/(discounts)	(117)			(76)			(97)			(170)
Purchases:
Fixed	--	--	--	29,310	1.48	4.8	175,045	0.91	2.5	204,371	1.01	1.4
Change in valuation of AFS securities	2,838			(12,098)			(245)			(1,294)
Ending balance - carrying value	$740,282	1.14%	2.9	$807,399	1.14%	3.2	$841,127	1.14%	2.3	$837,433	1.20%	1.7

	For the Year Ended
	September 30, 2013			September 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$961,849	1.23%	1.0	$1,444,480	1.17%	1.0
Maturities and calls	(619,034)			(1,174,459)
Net amortization of premiums/(discounts)	(460)			(2,105)
Purchases:
Fixed	408,726	1.00	2.1	691,301	1.09	2.8
Change in valuation of AFS securities	(10,799)			2,632
Ending balance - carrying value	$740,282	1.14%	2.9	$961,849	1.23%	1.0

Deposit Portfolio

The following table presents the amount, weighted average rate and percentage of total deposits for checking, savings, money market, retail certificates of deposit, and public units/brokered deposits at the dates presented.

	September 30, 2013			June 30, 2013			September 30, 2012
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)

Checking	$655,933	0.04%	14.2%	$664,455	0.04%	14.4%	$606,504	0.04%	13.3%
Savings	283,169	0.13	6.1	282,168	0.10	6.1	260,933	0.11	5.8
Money market	1,128,604	0.23	24.5	1,139,687	0.19	24.6	1,110,962	0.25	24.4
Retail certificates of deposit	2,242,909	1.27	48.7	2,241,774	1.34	48.4	2,295,941	1.49	50.4
Public units/brokered deposits	300,831	0.80	6.5	300,352	0.79	6.5	276,303	0.98	6.1
	$4,611,446	0.74%	100.0%	$4,628,436	0.76%	100.0%	$4,550,643	0.89%	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of September 30, 2013:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$875,781	$189,120	$84,988	$30,032	$1,179,921	0.48%
1.00 – 1.99%	122,488	225,966	223,277	280,527	852,258	1.40
2.00 – 2.99%	190,357	243,786	40,114	1,746	476,003	2.54
3.00 – 3.99%	17,206	17,285	189	334	35,014	3.09
4.00 – 4.99%	263	208	73	--	544	4.38
	$1,206,095	$676,365	$348,641	$312,639	$2,543,740	1.21%

Percent of total	47.4%	26.6%	13.7%	12.3%
Weighted average rate	0.90%	1.61%	1.36%	1.37%
Weighted average maturity (in years)	0.5	1.5	2.5	3.8	1.4
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and weighted average effective rates as of September 30, 2013.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate (1)
	(Dollars in thousands)
2014	$450,000	$100,000	3.33%	3.95%
2015	600,000	20,000	1.73	1.96
2016	575,000	--	2.29	2.91
2017	500,000	--	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	100,000	--	1.29	1.29
2020	100,000	100,000	2.07	2.07
	$2,525,000	$320,000	2.45%	2.75%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of borrowings and certificates of deposit, split between retail and public unit/brokered deposit amounts, for the next four quarters as of September 30, 2013.

					Public Unit/
			Retail		Brokered
Maturity by	Borrowings	Repricing	Certificate	Repricing	Deposit	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2013	$150,000	3.16%	$221,715	0.84%	$101,973	0.17%	$473,688	1.43%
March 31, 2014	200,000	5.01	227,329	1.01	36,350	0.17	463,679	2.67
June 30, 2014	100,000	2.80	222,851	0.89	28,815	1.95	351,666	1.52
September 30, 2014	100,000	4.20	338,051	1.12	29,011	0.40	467,062	1.73
	$550,000	3.95%	$1,009,946	0.98%	$196,149	0.47%	$1,756,095	1.86%

The following tables present FHLB advance activity, at par, and repurchase agreement activity for the periods shown.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.  The outstanding balance on the FHLB line of credit at June 30, 2013 was $100.0 million, which was replaced with a $100.0 million repurchase agreement in July 2013.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,815,000	2.80%	2.7	$2,965,000	2.92%	2.5	$2,915,000	2.99%	2.6	$2,915,000	3.13%	2.7
Maturities and prepayments:
FHLB advances	--	--		(225,000)	3.86		--	--		(100,000)	4.85
Repurchase agreements	(70,000)	4.23		(25,000)	3.33		(50,000)	3.48		--	--
New borrowings:
FHLB advances	--	--	--	100,000	1.61	7.0	100,000	1.29	6.0	100,000	0.78	4.0
Repurchase agreements	100,000	2.53	7.0	--	--	--	--	--	--	--	--	--
Ending balance	$2,845,000	2.75%	2.6	$2,815,000	2.80%	2.7	$2,965,000	2.92%	2.5	$2,915,000	2.99%	2.6

	For the Year Ended
	September 30, 2013			September 30, 2012
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.13%	2.7	$2,915,000	3.76%	3.0
Maturities & prepayments:
FHLB advances	(325,000)	4.17		(550,000)	3.54
Repurchase agreements	(145,000)	3.81		(150,000)	4.41
New borrowings:
FHLB advances	300,000	1.23	5.7	700,000	1.10	3.3
Repurchase agreements	100,000	2.53	7.0	--	--	--
Ending principal balance	$2,845,000	2.75%	2.6	$2,915,000	3.13%	2.7

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years) for major categories of our assets and liabilities as of the dates presented.  Yields presented for investment securities and MBS include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield.  For loans receivable, the stated interest rate is shown, which does not include any adjustments to the yield.

The interest rate presented for borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  During the current quarter, the Bank updated the prepayment information in its proprietary interest rate risk model.  The prepayment update resulted in generally shorter WALs for fixed-rate mortgage loans and longer WALs for adjustable-rate mortgage loans.

	September 30, 2013			June 30, 2013
	Amount	Yield/Rate	WAL	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities(1)	$740,282	1.14%	2.9	$807,399	1.14%	3.2
MBS(1)	2,047,708	2.40	3.9	2,179,539	2.39	3.6
Loans receivable:(2)
Fixed-rate one- to four-family:
<= 15 years	1,177,333	3.53	3.7	1,140,820	3.59	4.3
> 15 years	3,446,294	4.15	5.7	3,328,375	4.20	7.4
All other fixed-rate loans	140,994	4.95	3.3	111,481	5.28	3.8
Total fixed-rate loans	4,764,621	4.02	5.1	4,580,676	4.07	6.6

Adjustable-rate one- to four-family:
<= 36 months	411,565	2.58	6.8	428,973	2.63	3.9
> 36 months	707,855	3.03	6.6	689,454	3.09	4.0
All other adjustable-rate loans	127,758	4.57	1.5	140,758	4.61	0.4
Total adjustable-rate loans	1,247,178	3.04	6.2	1,259,185	3.10	3.6
Total loans receivable	6,011,799	3.82	5.3	5,839,861	3.86	5.9
Transaction deposits(3)	2,067,706	0.16	6.8	2,086,310	0.13	6.8
Certificates of deposit	2,543,740	1.21	1.4	2,542,126	1.27	1.4
Borrowings(4)	2,845,000	2.75	2.6	2,815,000	2.80	2.7

(1)	The WAL of investment securities and MBS is the estimated remaining maturity after projected call option assumptions and three-month historical prepayment speeds have been applied.
(2)	The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.
(3)	The WAL of transaction (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.
(4)

FHLB advance amounts included in borrowings are at par value.    Not included in the amount, rate, and WAL figures presented at June 30, 2013 was  $100.0 million of borrowings on the FHLB line of credit.  There were no borrowings on the FHLB line of credit at September 30, 2013.

At September 30, 2013, the Bank’s one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $371.3 million, or 4.04% of total assets, compared to $126.8 million, or 1.4% of total assets, at June 30, 2013.  If we experience the magnitude of asset repricing as indicated by the one-year gap and interest rates decrease, downward pressure may be placed on our net interest margin.  As interest rates rise, the amount of interest-earning assets expected to reprice will likely continue to decrease from estimated levels as borrowers and agency debt issuers will have less economic incentive to modify their cost of borrowings.  If interest rates were to increase 200 basis points, as of September 30, 2013, the Bank’s one-year gap is projected to be negative $(162.5) million, or (1.8)% of total assets, meaning more liabilities are anticipated to reprice than assets.  This compares to a negative one-year gap of $(185.1) million, or (2.0)% of total assets, if interest rates were to increase 200 basis points, as of June 30, 2013.  The change in the one-year gap amount in the +200 basis point scenario between periods is due to a decrease in the amount of assets expected to reprice if rates were to increase 200 basis points.  The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty.  The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal years 2011, 2012, and the first three quarters of fiscal year 2013, due to low market interest rates.  Any decrease in our net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of liabilities.  While the ability to lower the Bank’s cost of deposits is somewhat limited by the already low cost of this portfolio, the Bank has $550.0 million of borrowings scheduled to mature in the next 12 months with a weighted average effective rate of 3.95%.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2013.  Weighted average yields are derived by dividing annualized income by the average balance of the related assets and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The weighted average yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Weighted average yields on tax-exempt securities were not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30, 2013	2013			2012
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.82%	$5,740,435	$228,455	3.98%	$5,259,007	$236,225	4.49%
MBS(2)	2.40	2,247,927	55,424	2.47	2,445,953	71,156	2.91
Investment securities(2)(3)	1.14	842,335	10,012	1.19	1,243,073	15,944	1.28
Capital stock of FHLB	3.46	132,516	4,515	3.41	129,687	4,446	3.43
Cash and cash equivalents	0.25	61,899	148	0.24	113,120	280	0.25
Total interest-earning assets(1)(2)	3.23	9,025,112	298,554	3.31	9,190,840	328,051	3.57
Other noninterest-earning assets		226,850			235,852
Total assets		$9,251,962			$9,426,692

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.04%	$633,182	$244	0.04%	$568,262	$421	0.07%
Savings	0.13	275,146	284	0.10	258,626	408	0.16
Money market	0.23	1,138,055	2,446	0.21	1,096,133	3,457	0.32
Certificates	1.21	2,538,659	33,842	1.33	2,610,204	41,884	1.60
Total deposits	0.74	4,585,042	36,816	0.80	4,533,225	46,170	1.02
FHLB borrowings(4)	2.67	2,555,007	70,816	2.77	2,507,648	82,044	3.28
Repurchase agreements	3.43	332,411	12,762	3.79	382,350	14,956	3.85
Total borrowings	2.75	2,887,418	83,578	2.89	2,889,998	97,000	3.35
Total interest-bearing liabilities	1.51	7,472,460	120,394	1.61	7,423,223	143,170	1.93
Other noninterest-bearing liabilities		103,159			108,142
Stockholders’ equity		1,676,343			1,895,327
Total liabilities and stockholders’ equity		$9,251,962			$9,426,692

Net interest income(5)			$178,160			$184,881
Net interest rate spread(6)	1.72%			1.70%			1.64%
Net interest-earning assets		$1,552,652			$1,767,617
Net interest margin(7)				1.97			2.01
Ratio of interest-earning assets
to interest-bearing liabilities				1.21			1.24

Selected performance ratios:
Return on average assets				0.75%			0.79%
Return on average equity				4.14			3.93
Average equity to average assets				18.12			20.11
Operating expense ratio(8)				1.05			0.97
Efficiency ratio(9)				48.13			43.55

	For the Three Months Ended
	September 30, 2013			June 30, 2013
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$5,884,713	$56,425	3.83%	$5,767,597	$56,627	3.93%
MBS(2)	2,087,298	12,376	2.37	2,257,180	13,419	2.38
Investment securities(2)(3)	789,041	2,251	1.14	830,242	2,439	1.17
Capital stock of FHLB	133,716	1,131	3.35	133,011	1,151	3.47
Cash and cash equivalents	62,984	40	0.25	65,588	39	0.24
Total interest-earning assets(1)(2)	8,957,752	72,223	3.22	9,053,618	73,675	3.26
Other noninterest-earning assets	204,368			228,475
Total assets	$9,162,120			$9,282,093

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$644,297	$62	0.04%	$652,936	$63	0.04%
Savings	283,478	88	0.12	282,214	63	0.09
Money market	1,146,065	631	0.22	1,143,043	549	0.19
Certificates	2,508,689	7,833	1.24	2,559,171	8,334	1.31
Total deposits	4,582,529	8,614	0.75	4,637,364	9,009	0.78
FHLB borrowings(4)	2,539,036	16,902	2.64	2,618,978	17,377	2.66
Repurchase agreements	318,859	2,901	3.56	290,549	2,885	3.93
Total borrowings	2,857,895	19,803	2.74	2,909,527	20,262	2.79
Total interest-bearing liabilities	7,440,424	28,417	1.52	7,546,891	29,271	1.55
Other noninterest-bearing liabilities	91,116			97,413
Stockholders’ equity	1,630,580			1,637,789
Total liabilities and stockholders’ equity	$9,162,120			$9,282,093

Net interest income(5)		$43,806			$44,404
Net interest rate spread(6)			1.70%			1.71%
Net interest-earning assets	$1,517,328			$1,506,727
Net interest margin(7)			1.96			1.96
Ratio of interest-earning assets
to interest-bearing liabilities			1.20			1.20

Selected performance ratios:
Return on average assets (annualized)			0.70%			0.78%
Return on average equity (annualized)			3.94			4.39
Average equity to average assets			17.80			17.64
Operating expense ratio (annualized)(8)			1.11			1.02
Efficiency ratio(9)			51.22			46.99

(1)

Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balance includes mortgage loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)

The average balance of investment securities includes an average balance of nontaxable securities of $41.5 million and $54.5 million for the years ended September 30, 2013 and 2012, respectively, and $37.7 million and $40.5 million for the quarters ended September 30, 2013 and June 30, 2013, respectively.

(4)	The balance and rate of FHLB borrowings are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on assets such as loans, investment securities, and MBS, and interest paid on liabilities such as deposits, FHLB borrowings, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.